EXHIBIT 99.1

National Penn Bancshares 1st Quarter 2006 Earnings Conference
Tuesday, April 18, 2006 - 1 pm ET

Wayne Weidner; National Penn Bancshares; Chairman, CEO
Glenn Moyer; National Penn Bancshares; President
Gary Rhoads; National Penn Bancshares; Treasurer, CFO
Michelle H. Debkowski; National Penn Bancshares; SVP, CAO and IR Officer

QUESTIONS AND ANSWER SEGMENT

Michelle Debkowski: Thank you, Wayne. We do have a few questions presented during the webcast that I would like to go over at this time. Wayne, the first one is actually addressed to you or for you to answer. The question is - if the Company was sold today, what monetary amount would be received by the top two officers?

Wayne Weidner: Okay. That’s a very timely question. The amount that would be paid to the top two officers, Glenn Moyer and myself, would be determined as provided in our employment agreements. These provisions are described in detail on pages 23 through 25 of our Proxy Statement, which is dated March 29, 2006.

The Proxy Statement was mailed to all shareholders. It is also available on our web site. I would refer you to this information for a further explanation.

Michelle Debkowski: Thank you, Wayne. Gary, the next two questions are related to, basically, the recovery associated with the fraud that National Penn discovered in January 2005. The first one being - Can you provide some detail on the $255,000 non-recurring expense detailed in the press release? And with regard to the $398,000 partial settlement received in the quarter, is this a pretax or after-tax number, and where is the item included in the income statement?

Gary Rhoads: Okay. The $255,000 non-recurring negative expense is the $398,000 insurance proceeds net of legal and investigative costs incurred in the first quarter related to the fraud. And these are pretax figures.

Michelle Debkowski: And, Gary, can you comment on our expectations for cost savings for the Nittany transaction? What portion of the cost saves did the Company realize in the quarter, and do we still anticipate realizing a total of $2 million of cost and revenue synergies associated with the transaction?

Gary Rhoads: As Glenn had mentioned, we are working through the integration with Nittany and the $0.02 per share dilution that he talked about. At this point, we are on target with our original plan for both cost saves and, more importantly, revenue enhancements and synergies.

Michelle Debkowski: What are the Company’s expectations, Gary, for the net interest margin for the remainder of 2006?

Gary Rhoads: We would expect net interest margin to be stable to slightly declining at this point.

Michelle Debkowski: And the next couple of questions, Glenn, I’ll address to you. A couple of questions asking for comments on our loan growth in the period. It seems that loan and deposit growth, excluding balances acquired from Nittany, were quite strong in the period. Can you provide some commentary on the sources of loan and deposit growth in the period? And also, it looks like loan growth was pretty robust on a linked-quarter basis. Was there any improvement with regard to competitive pricing or underwriting pressures?

Glenn Moyer: Michelle, let me address the question first about the sources of loan and deposit growth. In the area of sources of loan growth, the two areas that I would mention primarily, although there was growth across the Company in most of our business units, but especially in the commercial real estate area and our middle market group on the business portion of our loan portfolio, and also though noting that on the consumer side we have seen some nice pickup in home equity lending. On the deposit side, while there has been some growth in most categories, we, like most other deposit gathering institutions, are seeing most of the growth in the higher priced categories. People are looking for higher deposit rates and are willing to commit their funds for some time to do that. So that would be my comment on the sources of loan and deposit growth.

On the question of improvement regarding competitive pricing and underwriting pressures, we really have seen no real changes in either the price competition or the pressure on underwriting standards. Our marketplace remains extremely competitive and, quite frankly, we expect ongoing pressures in both of these areas as we go forward.

Michelle Debkowski: Thank you, Glenn.

Gary, a couple of questions on income. What was driving strong growth in wealth management income, in particular, and how sustainable is the growth first quarter, is the strong first quarter ’06 performance?

Gary Rhoads: I already noted in my comments about the contribution from Nittany’s Vantage Investment Advisors, which really spurred most of that strong growth in the wealth management income in the first quarter. And as far as sustainability of that first quarter ’06 performance, that would be tied, at least in part, to the ongoing strength in the market conditions that we’re seeing at this time.

Michelle Debkowski: Thank you, Gary. Also, the effective tax rate was higher than recent quarters. What is a reasonable run rate going forward?

Gary Rhoads: The first quarter effective tax rate was approximately 24%, and we would expect the rate for 2006 to be similar to 2005, in the 24 to 25% range.

Michelle Debkowski: Okay. Glenn, a couple of questions related to loan growth for you. How will the Nittany acquisition impact loan growth for the remainder of 2006? And, in general, how does the loan pipeline look?

Glenn Moyer: First of all, we expect a positive contribution from Nittany, as their loan growth right now is faster than the average of the rest of the bank. So, as I say, we expect a positive contribution. It is concentrated in the single and multi-family residential portfolio, so from a mix perspective that would be helpful, too, as we look at spreading out our different categories in our loan portfolio. The loan pipeline overall looks pretty strong. And we get feedback on a weekly and monthly basis. And it’s always hard to tell if a pipeline actually translates into closed loans. But the activity level right now is very good, but, of course, with a lot of pricing and structuring pressures. So we’re encouraged with the overall look of the pipeline.

Michelle Debkowski: And also a question came in regarding what percentage of loans are tied to the prime rate of interest in our portfolio?

Glenn Moyer: Michelle, I’ll try and answer that. About, and I don’t have a specific number in front of me, but approximately 40% of our loans are tied to either the prime rate or LIBOR. You should also understand that most of our fixed rate loans have 3 or 5-year balloon payment or rate resets, which allow us to re-price loan rates in a shorter time than what might be the much longer amortization schedules for some of those loans.

Michelle Debkowski: Okay. Gary, two questions on the non-interest income from our fee income areas. One being, what caused the year-to-year decline in insurance revenues and does it represent a trend for the remainder of 2006? And the other, what was the decline in mortgage income from the fourth quarter, was it seasonal or secular, and do you expect revenues to rebound in the second quarter? So insurance revenues and mortgage income.

Gary Rhoads: Okay. On the insurance revenues, the first quarter declined versus last year’s first quarter. We don’t consider that a trend. The decline was mostly due to the contingency revenue, which is a first quarter revenue item. And on the mortgage, the decline in the mortgage income was the normal inter-seasonal slowdown. We have seen applications pick up since March and have a strong mortgage pipeline at the moment.

Michelle Debkowski: Thank you, Gary. Is the first quarter salary and benefit line a good run rate for the remainder of 2006?

Gary Rhoads: The first quarter, salaries and benefits, at this point that would have included only two months of the Nittany salary and benefit expenses. So that may be a little light, but we would expect that $21 to $21.5 million to be a good run rate.

Michelle Debkowski: Okay. And two questions just came in, Gary, I’m going to pose to you as well. Considering cost saves, is $33 million, excluding amortization expense, a reasonable run rate for expenses going forward?

Gary Rhoads: I would say that, with netting out the future Nittany cost saves and with normal growth in expenses, $33 million per quarter is a relatively good run rate.

Michelle Debkowski: And our final question to you, Gary, why did service charges on deposits decline on a linked-quarter basis?

Gary Rhoads: The primary driver of the decline is the reduction in overdraft fees and uncollected funds. We’re seeing lower usage of the overdraft privilege type programs than the strong growth that we saw in the past. So that is definitely a slower growing service now than it was over the first few years of that product.

Michelle Debkowski: Thanks, everyone. That was our last question that came in for the webcast. This concludes our presentation and we thank you for joining us.